                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No.   )

                              Trinova Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common  Stock
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   896678109
--------------------------------------------------------------------------------
                                 (CUSIP number)


Check the following box if a fee is being paid with this statement /x/ (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

                                  SCHEDULE 13G

CUSIP No. 896678109                                           Page 2 of 8 Pages

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Morgan Stanley Group Inc.
        IRS #13-283-8891
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        / /
                                                                         (a)/ /
                                                                         (b)/ /


--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        The state of organization is Delaware.
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
 NUMBER OF
  SHARES                0
BENEFICIALLY   -----------------------------------------------------------------
 OWNED BY       6  SHARED VOTING POWER
   EACH
 REPORTING              2,402,274
  PERSON       -----------------------------------------------------------------
   WITH         7  SOLE DISPOSITIVE POWER

                        0
               -----------------------------------------------------------------
                8 SHARED DISPOSITIVE POWER

                        3,208,874
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,208,874
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    / /

--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        11.07%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

        IA, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G

CUSIP No. 896678109                                           Page 3 of 8 Pages

--------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Miller Andersen & Sherrard LLP
        IRS #23-17441222
--------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                        / /
                                                                         (a)/ /
                                                                         (b)/ /


--------------------------------------------------------------------------------
3  SEC USE ONLY

--------------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

        The state of organization is Delaware.
--------------------------------------------------------------------------------
                5  SOLE VOTING POWER
 NUMBER OF
  SHARES                0
BENEFICIALLY   -----------------------------------------------------------------
 OWNED BY       6  SHARED VOTING POWER
   EACH
 REPORTING              2,332,400
  PERSON       -----------------------------------------------------------------
   WITH         7  SOLE DISPOSITIVE POWER

                        0
               -----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                        3,139,000
--------------------------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        3,139,000
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    / /

--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        10.83%
--------------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

        IA, CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 896678109                   13G                      Page 4 of 8 Pages

 Item 1 (a)         Name  of  Issuer

                    Trinova Corporation

 Item 1 (b)         Address  of  issuer's  principal  executive  offices

                    3000 Strayer
                    Maumee, Ohio 43537-0050

 Item 2 (a)         Name  of  person  filing

               (a)  Morgan  Stanley  Group  Inc.
               (b)  Miller Andersen & Sherrard LLP

 Item 2 (b)         Principal  business  office

               (a)  1585 Broadway
                    New  York,  New  York  10036

               (b)  1 Tower Bridge  Suite 1100
                    West Conshohocken, PA 19428

 Item 2 (c)         Citizenship

                    Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

 Item 2 (d)         Title  of  class  of  Securities

                    Common  Stock

 Item 2 (e)         Cusip  No.

                    896678109

 Item 3        (a)  Morgan Stanley Group Inc. is (e) an Investment Adviser
                    registered under section 203 of the Investment Advisers Act of 1940.

               (b) Miller Andersen & Sherrard LLP is (e) an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

 Item 4             Ownership

                    Incorporated by reference to Items (5) - (9) and (11) of the cover page.

CUSIP No. 896678109                   13G                      Page 5 of 8 Pages



 Item 5             Ownership  of  5  Percent  or  Less  of  a  Class

                    Inapplicable

 Item 6             Ownership of More than 5 Percent on Behalf of Another Person

                    Accounts managed on a discretionary basis by wholly-owned subsidiaries of Morgan Stanley Group Inc., including Miller Andersen & Sherrard LLP, are known to have the right to receive or the power to direct the receipt of of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.


 Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                    Inapplicable

 Item 8             Identification and Classification of Members of the Group

                    Inapplicable

 Item 9             Notice of Dissolution of Group

                    Inapplicable

 Item 10            Certification

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 896678109                    13G                     Page 6 of 8 Pages




                    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


    Date :          February  8,  1996

    Signature :     /s/Paul A. Frick
                    ------------------------------------------------------------

    Name / Title :  Paul A. Frick/Compliance Director Miller Andersen & Sherrard
                    LLP
                    ------------------------------------------------------------
                    MILLER ANDERSEN & SHERRARD LLP

    Date :          February  8,  1996

    Signature :     /s/ Edward J. Johnsen
                    ------------------------------------------------------------

    Name / Title :  Edward J. Johnsen / Vice President Morgan Stanley & Co.
                    Incorporated
                    ------------------------------------------------------------
                    MORGAN STANLEY GROUP INC.


                            INDEX TO EXHIBITS                                         PAGE
                            -----------------                                         ----
      EXHIBIT  1    Agreement to Make a Joint Filing                                  7



      EXHIBIT  2    Secretary's Certificate Authorizing Edward J. Johnsen             8
                    to Sign on behalf of Morgan Stanley Group Inc.